SOUTHWEST BANCORPORATION OF TEXAS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 20, 1997

                             To the Shareholders of
  Southwest Bancorporation of Texas, Inc.

     The Annual Meeting of Shareholders (the "Annual Meeting") of Southwest Bancorporation of Texas, Inc. (the "Company") will be held at the Company's main offices, 4400 Post Oak Parkway, Houston, Texas, on Tuesday, May 20, 1997, at 5:00 p.m., Houston time, for the following purposes:

          1. To elect three Directors of Class I of the Board of Directors to hold office until the 2000 Annual Meeting of Shareholders and until their respective successors have been elected and qualified, or until their earlier resignation or removal;

          2. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending December 31, 1997; and

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment hereof.

     The close of business on Monday, April 21, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting; and only shareholders of record at such time will be entitled to notice and to vote. In compliance with Article 2.27 of the Texas Business Corporation Act, a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company by any shareholder during usual business hours for a period of ten days prior to the Annual Meeting. The list of shareholders will also be available for inspection at the Annual Meeting until the adjournment thereof.

                       By Order of the Board of Directors

                                          David C. Farries
                                          EXECUTIVE VICE PRESIDENT,
                                            TREASURER AND SECRETARY

Dated:  April 24, 1997
        Houston, Texas

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU MAY OWN. THE COMPANY'S MANAGEMENT SINCERELY DESIRES YOUR PRESENCE AT THE ANNUAL MEETING. HOWEVER, SO THAT WE MAY BE SURE THAT YOUR VOTE WILL BE INCLUDED, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                              4400 POST OAK PARKWAY
                              HOUSTON, TEXAS 77027
                                 (713) 235-8800

                            ------------------------

                                 PROXY STATEMENT

                            ------------------------

       This proxy statement is furnished to the shareholders of Southwest Bancorporation of Texas, Inc., a Texas corporation (the "Company"), for solicitation of proxies on behalf of the Board of Directors of the Company for use at the 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held May 20, 1997, and at any and all adjournments thereof. The purpose of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

     Shares represented at the Annual Meeting by an executed and unrevoked proxy in the form enclosed, will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein, and in accordance with their best judgment on any other matter which may properly come before the Annual Meeting.

     Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Annual Meeting and voting in person.

     The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the Common Stock, par value $1.00 per share, of the Company (the "Common Stock") held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

     The Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 1996, accompanies but does not constitute part of this proxy statement.

     The mailing to shareholders of this proxy statement and the enclosed proxy commenced on or about April 24, 1997.

                        VOTING SHARES AND VOTING RIGHTS

     Only holders of record of Common Stock at the close of business on April 21, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. At that time, there were outstanding 9,390,933 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the record date, in such holder's name on the books of the Company.

     A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. The three nominees receiving the highest number of votes cast by the holders of the Common Stock will be elected as directors. There will be no cumulative voting in the election of directors.

     Abstentions and broker non-votes will have no effect on the outcome of the election of directors, assuming a quorum is present or represented by proxy at the Annual Meeting. With respect to the ratification of the selection of independent auditors and any other matters, abstentions will have the same legal effect as a vote against such matter, and broker non-votes will have no effect on such matters. A broker non-vote occurs if a broker or other nominee of shares does not have discretionary authority and has not received voting instructions with respect to a particular matter.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

     Three directors are to be elected at the Annual Meeting. John B. Brock III,
J. David Heaney and Andres Palandjoglou have been nominated to fill the three expiring Class I positions on the Board of Directors, to hold office until the 2000 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Class II directors (Ernest H. Cockrell, Paul B. Murphy, Jr. and Michael T. Willis) presently hold office until the 1998 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The Class III directors (John W. Johnson, Walter E. Johnson and Wilhelmina R. Morian) presently hold office until the 1999 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified or until their earlier resignation or removal.

     Although the Board of Directors knows of no reason why any of these nominees might be unable or refuse to accept nomination or election, if such situation arises, the persons named in the proxy have the right to use their discretion to vote for a substitute nominee or nominees designated by the Board of Directors. All of the nominees have consented to being named herein and to serve if elected.

     The names and ages of the Company's executive officers and directors, including the three nominees for election to the Class I positions on the Board of Directors, the principal occupation or employment of each of them during the past five years and at present, the name and principal business of the corporation or other organization, if any, in which such occupation or employment is or was carried on, directorships of other public companies or investment companies held by them, and the period during which the directors have served in that capacity with the Company are set forth below. All of the directors of the Company are also directors of the Company's subsidiary, Southwest Bank of Texas National Association (the "Bank") except for Mr. Palandjoglou, and all of the directors live in Houston, Texas. Each of the directors and executive officers was elected to the position with the Company shown below in 1996, with the exception of Messrs. Argue and Heaney, who were elected in 1997.

              NAME                             POSITION                    AGE
----------------------------------------------------------------------     ----
John B. Brock III*............... Director                                  64
Ernest H. Cockrell............... Director                                  51
J. David Heaney*................. Director                                  48
John W. Johnson.................. Director and Chairman of the              51
                                   Executive Committee of the Bank's
                                   Board of Directors
Walter E. Johnson................ Chairman of the Board and Chief           61
                                   Executive Officer
Wilhelmina R. Morian............. Director                                  50
Paul B. Murphy, Jr............... Director and President                    37
Andres Palandjoglou*............. Director                                  49
Michael T. Willis................ Director                                  52
Joseph H. Argue.................. Executive Vice President                  48
David C. Farries................. Executive Vice President, Treasurer       50
                                   and Secretary of the Company and
                                   Executive Vice President and Chief
                                   Financial Officer of the Bank
Yale Smith....................... Executive Vice President                  60
Sharon K. Sokol.................. Executive Vice President                  46
Steve D. Stephens................ Executive Vice President                  37
R. John McWhorter................ Vice President and Controller             32
------------
* Nominee for election at Annual Meeting.

     JOHN B. BROCK III. Mr. Brock became a director of the Bank in 1991. He has been the Chairman of the Board and Chief Executive Officer of United Meridian Corp. ("UMC") since May 1995 and a director of UMC since November 1989. Mr. Brock served as the President of UMC from May 1996 to October 1996, served as the President and Chief Executive Officer of UMC from February 1992 to May 1995 and served as the President and Chief Operating Officer of UMC from November 1989 to February 1992. Mr. Brock is a director and member of the Executive Committee of the Texas Midcontinent Oil and Gas Association, a director of the National Midcontinent Oil and Gas Association, a director of the American Petroleum Institute, a director of St. Luke's Episcopal Hospital and a director of St. Luke's Episcopal Health System.

     ERNEST H. COCKRELL. Mr. Cockrell became a director of the Bank in 1982. In 1996 he became Chairman of Cockrell Oil Corporation, a company involved in oil and gas exploration and production, prior to which he had been President of such company for more than five years. Mr. Cockrell is also involved in ranching, farming and investments. He is a Director of Pennzoil Company, Independent Petroleum Association of America, and the Cockrell Foundation.

     J. DAVID HEANEY. Mr. Heaney became a director of the Bank in 1990. He is a co-founder of Heaney Rosenthal Inc., a private investment company and serves as its Chairman. In 1986, Mr. Heaney was one of the founders of Sterling Chemicals, Inc., which later became a public company traded on the New York Stock Exchange. During his eight years with Sterling, Mr. Heaney served as Sterling's Administrative Vice President, and later as Chief Financial Officer. Prior to joining Sterling in 1986, Mr. Heaney was a partner in the Houston law firm of Bracewell & Patterson, specializing in business transactions. Mr. Heaney, holds J.D. and B.B.A. degrees from the University of Texas and currently serves as a trustee of The Memorial Healthcare System.

     JOHN W. JOHNSON. Mr. Johnson became a director and Chairman of the Board of the Bank in 1982 and served in that capacity until 1996, when he was named Chairman of the Bank's Executive Committee. For more than five years, he has been Chairman and President of Permian Mud Service, Inc., an oil field service company with several active subsidiaries including Champion Technologies, Inc., Densimix, Inc., and Johnson & Lindley, Inc. He is a Director of Weatherford Enterra, Inc. and is Chairman of the Board of Trustees of St. John's School. Mr. Johnson received a Bachelor of Engineering degree from Vanderbilt University in 1968. Mr. Johnson is not related to Walter E. Johnson.

     WALTER E. JOHNSON. Mr. Johnson joined the Bank in July 1989 as President, Chief Executive Officer and a director. From October 1972 to February 1988, he served as President of Allied Bank of Texas, and upon the purchase of that bank by First Interstate Bancorp, he served as President Central Office of First Interstate Bank of Texas, N.A. from March 1988 to June 1989. Mr. Johnson served on the Trust Committee, Profit Sharing Investment Committee, and Board of Directors of Allied Bank of Texas. He also served as a Director of the holding company, Allied Bancshares, Inc., which owned 52 banks and reached $9 billion in assets. Mr. Johnson was the Senior Lending Officer of Allied Bank of Texas and spent the majority of his time directing the lending staff and business development. Prior to joining Allied Bank of Texas, he accumulated an additional 12 years of banking experience, primarily with the international department of Bank of the Southwest. Mr. Johnson is a former member of the Board of Directors of the Houston Branch of the Dallas Federal Reserve Bank. He is a board member of the Boy Scouts of America, Junior Achievement and the American Free Enterprise Society. He is currently active in, and has been chairman of, numerous major fund raising campaigns for various Houston charities. Mr. Johnson is a graduate of Texas Christian University.

     WILHELMINA R. MORIAN. Ms. Morian became a director of the Bank in 1982. Since 1980 she has been President of Westview Development, Inc. (real estate development) and Cockspur, Inc. and a partner in various real estate and oil and gas ventures. She is Chairman of the Board of the Cullen Trust for Healthcare, Past Chair, Board of Regents of the University of Houston Systems and serves on the Board of the Houston Zoological Society, The Neuhaus Education Center, The Greater Houston Partnership and The Museum of Fine Arts--Houston.

     PAUL B. MURPHY, JR. Mr. Murphy joined the Bank in January 1990 as an Executive Vice President, was elected a director in 1994 and became President in 1996. He began his banking career with Allied Bank of Texas in 1981, where he first became associated with Walter Johnson, Yale Smith, Sharon Sokol and several other Bank personnel. Mr. Murphy received his B.S. degree from Mississippi State University and his M.B.A. from the University of Texas at Austin. He is involved in numerous civic and community organizations including:
Young Presidents Organization, Past Chairman of Houston Arts Fund, Trustee of Children's Museum of Houston and the Advisory Board of University of Texas Health Science Center at Houston.

     ANDRES PALANDJOGLOU. Mr. Palandjoglou was elected a director of the Company upon its formation in 1996, and has been an advisory director of the Bank since 1990. For more than five years, he has been President of Rio Largo, Inc., a company involved in real estate investments and, as a partner in Memorial Builders, in the development of residential subdivisions and the construction of custom homes. Also, Mr. Palandjoglou is involved in textile manufacturing and ranching in Argentina. He is a member of the Greater Houston Builders Association.

     MICHAEL T. WILLIS. Mr. Willis became a director of the Bank in 1988. He has over 20 years of experience in the personnel services and temporary help industry. In 1976 he founded Talent Tree Personnel and guided that company through more than 15 years of rapid growth with sales growing to an annualized rate of $300 million per year. Resigning from Talent Tree in March 1993, Mr. Willis founded COREStaff, Inc. in July 1993 where he is Chairman of the Board, President and CEO. He is also on the Board of Serv-Tech, Inc.

     JOSEPH H. ARGUE. Mr. Argue joined the Company and the Bank in April of 1997 as Executive Vice President of the Company and Executive Vice President of the Bank's lending division at the Five Post Oak office, with 24 years of banking and lending experience at Wells Fargo Bank (Texas), N.A., First Interstate Bank of Texas, N.A. and Allied Bank of Texas. He has both bachelor's and master's degrees in business administration from Stephen F. Austin State University.

     DAVID C. FARRIES. Mr. Farries joined the Bank in 1993 as Senior Vice President and Treasurer with 19 years of banking and investment experience with First City National Bank of Houston and 3 years of public accounting experience with Price Waterhouse & Co. He was promoted to Chief Financial Officer of the Bank in 1994 and Executive Vice President of the Company in 1996. Mr. Farries has both bachelor's and master's degrees in business administration from the University of Texas. He is a CPA and has his NASD Series 24 (Securities Principal) and Series 7 (Securities Representative) licenses.

     SHARON K. SOKOL. Ms. Sokol joined the Bank in 1990. She has over 26 years of banking experience, including over eight years of branch administration and retail services at Indiana National Bank. After moving to Texas in 1978, she successfully established several new products and departments at Western Bank, including a Corporate Cash Management Division. She moved on to Texas Commerce Bank where she was Vice President in Cash Management Marketing. In 1987, she joined First Interstate Bank of Texas as Vice President and Manager of Cash Management. Ms. Sokol joined the Bank in February 1990 to establish its cash management services. In October 1990, she was appointed Chief Operations Officer, and in 1992 she was appointed Executive Vice President. Ms. Sokol serves as the Chairperson of the Board of Directors for the Southwest Automated Clearing House and also serves on the Board of Directors of the Clearing House Association of the Southwest. She also serves on the Board of Trustees for the Houston Heritage Society and the Juvenile Diabetes Foundation.

     YALE SMITH. Mr. Smith has over 30 years of banking experience in Houston. He has focused his career on middle market lending since his days at First City National Bank where he managed the Metropolitan Division prior to joining Allied Bank of Texas in 1982. He joined the Bank in February 1990 as an Executive Vice President and heads the Bank's downtown branch offices. Mr. Smith is very active in the Houston community having served as past Chairman of the Board of the Salvation Army and currently serving as Director of the MIT Forum of Texas and as an Administrative Board Member of St. Luke's United Methodist Church.

     STEVE D. STEPHENS. Mr. Stephens has over 15 years of commercial lending experience, and is currently in charge of the Bank's Northwest Crossing office, and the Memorial City office. Prior to joining the Bank as an Executive Vice President in 1990, he was Senior Vice President and Manager of Commercial Lending at Texas Commerce Bank Reagan. Mr. Stephens is active in a variety of community organizations including being past president of the Kiwanis Club of Houston, a Board member of the Children's Fund and active in the Muscular Dystrophy Association. He graduated from the University of Houston with a B.B.A. in accounting in 1980.

     R. JOHN MCWHORTER. Mr. McWhorter has been Vice President and Controller of the Bank since 1990, prior to which he had been employed by Coopers & Lybrand L.L.P. He graduated from the University of Texas with a B.B.A. in accounting in 1987 and is a certified public accountant.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established audit and compensation committees. The Audit Committee currently consists of John B. Brock III, J. David Heaney, Andres Palandjoglou and Wilhelmina R. Morian, none of whom is an employee of the Company. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors, the fees charged therefor and matters relating to the Company's internal control systems. In performing its functions, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management. The Audit Committee held three meetings during 1996.

     The Compensation Committee currently consists of John B. Brock III, John W. Johnson and Michael T. Willis, none of whom is an employee of the Company. The Compensation Committee administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. In addition, the Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters for the Company. The Compensation Committee held two meetings during 1996.

     During the year ended December 31, 1996, the Board of Directors held 12 meetings. In 1996, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served (in each case held during the periods that he served), except for Michael T. Willis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Prior to November 18, 1996, the Compensation Committee of the Bank's Board of Directors consisted of Walter E. Johnson, John W. Johnson and Michael T. Willis. As a member of this Committee, Walter E. Johnson participated in the determination of Committee recommendations to the Executive Committee of the Bank's Board of Directors as to compensation for executive officers, including himself. Final determinations of such compensation were made by such Executive Committee. On November 18, 1996, the Company's Board of Directors established the Compensation Committee consisting of John B. Brock III, John W. Johnson and Michael T. Willis, described above, and the former Compensation Committee was terminated.

DIRECTOR COMPENSATION

     In an effort to attract and retain qualified directors, the Bank's Board of Directors approved a methodology of awarding stock options to directors under the Company's employee stock option plans, effective beginning in 1994 (the "Directors' Plan"), which methodology was assumed and continued by the Company upon the formation thereof in 1996. Pursuant to the Directors' Plan, directors are awarded options for attendance and participation at monthly directors' meetings and, additionally, for introducing legitimate business prospects to the Company. Options to purchase a maximum of 42,250 shares of Common Stock may be granted under the Directors' Plan during a calendar year with the exercise price approximating the fair market value of the stock at December 31 of such year. Directors' options accumulate throughout the year, are issued during the following year and are considered fully vested upon issuance. Options for 18,050 shares were granted for 1995 with an exercise price of $8.80 per share, and options for 19,400 shares were granted for the 1996 calendar year with an exercise price of $16.50 per share.

     Directors of the Company do not receive any cash compensation for attending Company Board meetings; however, John W. Johnson receives $25,000 per year for serving as Chairman of the Executive Committee of the Bank and for serving on the Bank's Management Committee. Directors of the Bank receive a fee of $500 for each meeting of the Bank's Board of Directors attended and Directors of the Bank and the Company receive $200 for each Board Committee meeting attended. Directors of the Bank who are also employees of the Bank do not receive fees for attending Board Committee meetings.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR NAMED HEREIN.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1997, by (i) each director, (ii) each of the Named Executives (as defined under "Executive Compensation") and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person. No person is known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock.

                                   PERCENTAGE
                                        NUMBER OF     BENEFICIALLY
                                         SHARES          OWNED
                                       -----------    ------------
John B. Brock III....................       53,818(1)      * %
Ernest H. Cockrell...................      132,812(2)      1.4
J. David Heaney......................      102,466(3)      1.1
John W. Johnson......................      207,202(4)      2.2
Walter E. Johnson....................      222,400(5)      2.4
Wilhelmina R. Morian.................      227,935(6)      2.4
Paul B. Murphy, Jr...................       38,707(7)      *
Andres Palandjogou...................      168,285(8)      1.8
Yale Smith...........................       36,805(9)      *
Sharon K. Sokol......................       21,165(10)     *
Steve D. Stephens....................       24,330(9)      *
Michael T. Willis....................      140,770(11)     1.5
Directors and executive officers as a
  group..............................    1,412,987(12)    15.2
------------
  * Does not exceed 1.0%.

 (1) Includes 2,550 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (2) Includes 17,500 shares held in trust for the benefit of Ernest H. Cockrell and 2,450 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (3) Includes 31,160 shares owned by Mr. Heaney's wife, 31,844 shares held in trust for the benefit of his two children and 3,075 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (4) Includes 40,000 shares held by John W. Johnson, Trustee for the benefit of his three children and 42,200 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (5) Includes 3,750 shares held by Walter E. Johnson's wife and 102,160 shares which may be acquired by Walter E. Johnson within 60 days pursuant to outstanding stock options.

 (6) Includes 162,635 shares held by Cullen Estate Trust for the benefit of Wilhelmina R. Morian and 5,100 shares which may be acquired within 60 days pursuant to outstanding stock options.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (7) Includes 26,725 shares which may be acquired within 60 days pursuant to outstanding stock options.

 (8) Includes 168,285 shares held by Rio Largo de Panama S.A., a family investment corporation in which Mr. Palandjoglou owns a 25% beneficial interest and shares voting and investment power, and 5,950 shares which may be acquired by Mr. Palandjoglou within 60 days pursuant to outstanding stock options.

 (9) Includes 21,050 shares which may be acquired within 60 days pursuant to outstanding stock options.

(10) Includes 17,825 shares which may be acquired within 60 days pursuant to outstanding stock options.

(11) Includes 3,250 shares which may be acquired within 60 days pursuant to outstanding stock options.

(12) Includes 255,811 shares which may be acquired within 60 days pursuant to outstanding stock options.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board and Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executives") for the fiscal year ended December 31, 1996.

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                   ANNUAL COMPENSATION            ------------
                                          -------------------------------------    SECURITIES
                NAME AND                                          OTHER ANNUAL     UNDERLYING       ALL OTHER
           PRINCIPAL POSITION               SALARY      BONUS     COMPENSATION     OPTIONS(#)    COMPENSATION(1)
----------------------------------------  ----------  ----------  -------------   ------------   ---------------
Walter E. Johnson.......................  $  325,000  $  662,500     $ 6,006         250,900         $ 4,500
Chairman & Chief Executive Officer
Paul B. Murphy, Jr......................     175,000      87,500       6,660          60,425           4,500
President
Sharon K. Sokol.........................     125,000      45,000       2,842           7,875           3,750
Executive Vice President
Yale Smith..............................     125,000      14,000       4,732           7,125           3,750
Executive Vice President
Steve D. Stephens.......................     125,000      50,000       3,000          19,625           3,750
Executive Vice President

------------
(1) Consists of the Company's contribution to the Company's 401(k) Plan.

OPTION GRANTS DURING 1996

     The following table contains information concerning the grant of stock options under the Company's 1996 Stock Option Plan to the Named Executives during fiscal year 1996.

                                                                                                  POTENTIAL REALIZABLE
                                                                                                        VALUE AT
                                                        % OF TOTAL                              ASSUMED ANNUAL RATES OF
                                         NUMBER OF       OPTIONS                                      STOCK PRICE
                                        SECURITIES      GRANTED TO                              APPRECIATION FOR OPTION
                                        UNDERLYING     EMPLOYEES IN    EXERCISE                         TERM(1)
                                          OPTIONS      FISCAL YEAR      PRICE      EXPIRATION   ------------------------
                NAME                    GRANTED(#)         1996         ($/SH)        DATE         0%($)        5%($)
-------------------------------------   -----------    ------------    --------    ----------   -----------  -----------
Walter E. Johnson....................     250,900          60.03%       $16.50      11/19/06    $   --       $ 2,603,529
Paul B. Murphy, Jr...................      60,425          14.46%        16.50      11/19/06        --           627,016
Sharon K. Sokol......................       7,875           1.88%        16.50      11/19/06        --            81,717
Steve D. Stephens....................      19,625           4.70%        16.50      11/19/06        --           203,644
Yale Smith...........................       7,125           1.70%        16.50      11/19/06        --            73,934


                NAME                     10%($)
-------------------------------------  -----------
Walter E. Johnson....................  $ 6,597,855
Paul B. Murphy, Jr...................    1,588,981
Sharon K. Sokol......................      207,087
Steve D. Stephens....................      516,074
Yale Smith...........................      187,364

------------
(1) The amounts shown under these columns are the result of calculations at 0% and at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information concerning the value of unexercised options held by each of the Named Executives at December 31, 1996. None of the Named Executives exercised any stock options during the year ended December 31, 1996.

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                            OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS AT
                                                     1996                  DECEMBER 31, 1996(1)
                                          ---------------------------   ---------------------------
                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                          -----------   -------------   -----------   -------------
Walter E. Johnson.......................    342,160        288,750      $ 5,349,236     $ 406,500
Paul B. Murphy, Jr......................     19,400        106,425          288,948       585,133
Sharon K. Sokol.........................     14,076         55,425          226,616       614,047
Yale Smith..............................     17,300         45,200          278,530       489,008
Steve D. Stephens.......................     17,300         57,700          278,530       489,008

------------
(1) The value is based on $16.50 per share.

     On January 31, 1997, Walter E. Johnson exercised an option for 250,000 of the 342,160 exercisable shares shown in the above table. Such option was granted to Mr. Johnson in 1989 in connection with his employment by the Bank at that time and was exercisable at a price of $.40 per share. Following his exercise of such option, Mr. Johnson sold such 250,000 shares in a private transaction.

EMPLOYMENT AGREEMENTS

     Walter E. Johnson, Paul B. Murphy, Jr., Sharon K. Sokol, Yale Smith, Steve
D. Stephens, David C. Farries and Joseph H. Argue have entered into change in control agreements with the Company. Each agreement is for a term of three years and automatically renews each year absent notice to the contrary from the Company. Each agreement provides that upon the occurrence of a change in control, (i) the agreement is converted into a three-year employment agreement, which provides for a minimum annual compensation equal to the employee's current base salary plus the highest annual cash bonus paid to the employee during the three preceding years, (ii) all stock options held by the employee become fully exercisable (regardless of whether then vested) and (iii) all restrictions on any restricted stock granted to the employee shall lapse. Such employment agreement also provides that if the employee is thereafter terminated without cause or the employee terminates his or her employment as a result of the employer's breach of the agreement, the employee shall be entitled to receive from the Company a lump-sum severance payment equal to the discounted present value of the amount of compensation payable under such agreement for the remainder of the three-year term thereof. The employment agreements also automatically renew each year absent notice to the contrary from the Company.

EMPLOYEE STOCK OPTION PLANS

     The Company has two employee stock option plans, which were approved by the Bank's shareholders in 1989 and 1993, respectively, and were assumed by the Company upon its formation, effective June 30, 1996. The 1989 and 1993 stock option plans (the "Former Option Plans") reserve shares for the granting of "non-qualified" options to key employees of the Company to purchase Common Stock at a price which may be less than the fair market value on the dates of grant. For those options where the exercise price is less than the fair market value of the stock at the date of grant, the difference is considered compensation expense and is recognized ratably over the vesting period. The Company has recognized approximately $135,000, $132,000 and $187,000 of compensation expense in connection with the Former Option Plans during 1996, 1995 and 1994, respectively. Generally, under the Former Option Plans, options vest ratably over five to seven years, and must be exercised no later than three months after the employee's termination with the Company.

     The Company's shareholders adopted a new stock option plan in 1996 (the "1996 Option Plan") which authorizes the issuance of up to 650,000 shares of Common Stock under both "non-qualified" and "incentive" stock options to employees and "non-qualified" stock options todirectors who are not employees. A total of 650,000 shares of Common Stock have been authorized for issuance under the 1996 Option Plan. Generally, under the 1996 Option Plan, it is intended that the options will vest 60% at the end of the third year following the date of grant and an additional 20% at the end of each of the two following years; however, an individual option may vest as much as 20% at the end of the first or second year following the date of grant if necessary to maximize the "incentive" tax treatment to the optionee for the particular option being granted. Options under the 1996 Option Plan generally must be exercised within ten years following the date of grant or no later than three months after the optionee's termination with the Company, if earlier. Upon adoption of the 1996 Option Plan, the Former Option Plans were terminated with respect to all authorized shares for which options had not been granted.

     At December 31, 1996, options for 1,523,650 shares granted to 79 employees and non-employee directors (including options granted under the Directors' Plan for the 1996 calendar year) were outstanding, with per share exercise prices ranging from $.40 to $16.50. Options for 418,000 shares were granted in 1996 at exercise prices ranging from $9.00 to $16.50 per share, and no options were exercised in 1996. At December 31, 1996, options to purchase an aggregate of 600,443 shares were exercisable and 271,375 shares were reserved for future grants.

401(K) PLAN

     The Bank has adopted a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees ("401(k) Plan"). Each year the Bank determines, at its discretion, the amount of matching contributions. Beginning July 1, 1994, the Bank has elected to match 50% of the employee contributions not to exceed 3% of the employee's annual compensation. For the period July 1, 1993 to June 30, 1994, the Bank elected to match 100% of the employee contributions not to exceed 5% of the employee's annual compensation. Total plan expense charged to the Company's operations for 1996, 1995 and 1994 was approximately $180,000, $136,000 and $146,000, respectively.

     During April, 1993, the 401(k) Plan was amended to allow the Bank to contribute shares of Bank common stock (valued at the approximate fair market value on the date of contribution) instead of cash. Pursuant to the formation of the Company in 1996, all rights to acquire Bank common stock under the 401(k) Plan were converted into rights to acquire Common Stock. Under the 401(k) Plan, 250,000 shares of Common Stock are issuable. A total of 17,435 shares, at prices ranging from $9.20 to $10.20 per share, were issued to the 401(k) Plan during 1996.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     Many of the directors and executive officers of the Company and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 1996 the Bank made loans in the ordinary course of business to certain directors of the Company and their associates, all of which the Company believes were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company (i.e., those who own 10% or more of the outstanding shares of Common Stock) are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 1996, all of such loans aggregated approximately $8.3 million, which was 13.5% of the Bank's Tier 1 capital at such date. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is pleased to present this report on executive compensation. Prior to November 18, 1996, the Compensation Committee of the Bank's Board of Directors consisted of Walter E. Johnson, John W. Johnson and Michael T. Willis. As a member of this Committee,

Walter E. Johnson participated in the determination of Committee recommendations to the Executive Committee of the Bank's Board of Directors as to compensation for executive officers, including himself. Final determinations of such compensation were made by such Executive Committee. On November 18, 1996, the Company's Board of Directors established the Compensation Committee consisting of John B. Brock III, John W. Johnson (Chairman) and Michael T. Willis, described above, and the former Compensation Committee of the Bank's Board of Directors was terminated. This report describes the elements of the Company's executive officer compensation programs and the basis on which 1996 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Named Executives.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES

     The goal of the Company's executive compensation policy is to ensure that executive compensation is linked directly to continuous improvements in corporate performance and increases in shareholder value, while concurrently ensuring that key employees are motivated and retained. The following objectives have been established by the Compensation Committee as guidelines for compensation decisions:

      o The Company must provide a competitive total compensation package that enables the Company to attract and retain key executives.

      o All of the Company's compensation programs must be integrated with its annual and long-term business objectives so that executives remain focused on the fulfillment of these objectives.

      o The Company's compensation package must include a variable component that directly links compensation with the overall performance of the Company, thereby expressly aligning executive compensation with the interest of shareholders.

     The Compensation Committee regularly reviews the Company's compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance. The various components of the compensation programs for executive officers are discussed below.

BASE SALARY

     Base salary levels are largely determined through comparison with banking organizations of a size similar to the Company. Both local and regional surveys are utilized to establish base salaries that are within the range of those persons holding positions of comparable responsibility at other banking organizations of a size and complexity similar to the Company. Actual base salaries also are intended to reflect individual performance contributions as determined through job evaluations. In addition to individual job performance and the above-referenced market comparisons, other factors may be taken into consideration, such as cost of living increases as well as an individual's perceived potential with the Company. All executive officer base salary levels are considered by the Compensation Committee to be competitive within a necessary and reasonable range.

     It has become the established practice of the Compensation Committee to review and, if deemed appropriate, adjust the base salaries of the Company's executive officers on a yearly basis. Accordingly, base salaries were reviewed and adjusted during 1996, and the base salaries of the Named Executives in the compensation table appearing in this Proxy Statement reflect the fully annualized base salaries as adjusted and implemented in 1996.

EMPLOYEE STOCK OPTION PLANS

     The Company's officers are eligible to participate in the Employee Stock Option Plans referred to in this Proxy Statement. The objective of these Plans is to create competitive levels of compensation tied directly to the attainment of financial objectives which the Compensation Committee believes are the primary determinants over time of share price. More specifically, these Plans are designed to foster a systematic management focus on the corporate goal of consistent and steady earnings growth. Potential awards for executive officers are intended by the Compensation Committee to be consistent with incentive bonuses paid by banking companies of a size similar to that of the Company, provided that actual bonuses remain subject to increase or decrease on the basis of the Company's actual audited performance and at the discretion of the Compensation Committee.

1996 COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

     In reviewing the 1996 compensation of Walter E. Johnson, the Company's Chairman of the Board and Chief Executive Officer, the Compensation Committee undertook the same evaluation set forth above with respect to executive officers. Mr. Johnson's base salary is reviewed on a yearly basis and most recently was reviewed and adjusted in January, 1996. His base salary is considered to be reasonable and competitive based on published executive compensation surveys. His bonus for 1996 performance was determined in December 1996 based on earnings through September 1996. The Compensation Committee members were provided data concerning individual compensation history, executive compensation survey data, and comparative information concerning performance. Mr. Johnson's 1996 bonus award was paid in recognition of the 29.9% increase in the Company's primary earnings per share and the 32.3% increase in the Company's net income. In recognition of the outstanding performance of Walter E. Johnson, resulting in the Company's growth from $43 million in assets at June 30, 1989 to $913 million in assets at September 30, 1996, and resulting in the public offering of the Company's Common Stock, which realized an estimated 550% increase in value in the Company's Common Stock since 1989, the Board of Directors approved a special one time bonus paid to Walter E. Johnson in December, 1996, in the amount of $500,000.

                                    ITEM 2.
                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Coopers & Lybrand L.L.P., independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1997. Coopers & Lybrand L.L.P. has audited the Bank's financial statements since 1983 and the Company's consolidated financial statements since its inception in 1996. The Company is advised that no member of Coopers & Lybrand L.L.P. has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Texas law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                    ITEM 3.
                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at its principal executive office by December 24, 1997, in order for such proposals to be included in the Company's proxy statement and form of proxy for such meeting. Shareholders submitting such proposals are requested to address them to the Secretary, Southwest Bancorporation of Texas, Inc., 4400 Post Oak Parkway, Houston, Texas 77027.

     In addition, the Company's Bylaws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the Annual Meeting by a shareholder, notice must be received by the Secretary at the Company's offices not later than the close of business on the 70th day prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of Annual Meeting is more than 20 days before such anniversary date, such notice must be so delivered not later than the close of business on the 10th day following the day on which public disclosure of the date of such meeting is first made by the Company. Such notice to the Company must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary.

     ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                       By Order of the Board of Directors

                                          David C. Farries
                                          EXECUTIVE VICE PRESIDENT,
                                            TREASURER AND SECRETARY

Houston, Texas
April 24, 1997

PROXY                SOUTHWEST BANCORPORATION OF TEXAS, INC.               PROXY
                  PROXY FOR 1997 ANNUAL MEETING OF SHAREHOLDERS
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoints Walter E. Johnson, John W. Johnson and David
C. Farries, and each of them, with or without the others, with full power of Substitution, to vote all shares of stock that the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of Southwest Bancorporation of Texas, Inc. (the "Company"), to be held at 4400 Post Oak Parkway, Houston, Texas, on May 20, 1997, at 5:00 p.m. (Houston time) and all adjournments and postponements thereof as follows:

1.  ELECTION OF DIRECTORS:                 [ ] WITHHOLD AUTHORITY
    [ ] FOR all nominees listed below      to vote for all nominees listed below
        (except as marked to the
        contrary below)

INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, MARK A LINE
             THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

John B. Brock III              J. David Heaney              Andres Palandjoglou

    2. Proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants for the year ended December 31, 1997.
           [ ] FOR               [ ] AGAINST               [ ] ABSTAIN
--------------------------------------------------------------------------------
                  (Continued and to be signed on reverse side)

                           (Continued from other side)

    3. In their discretion, upon any other business as may properly come before said meeting.

    This proxy will be voted as you specify above. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed and with respect to item (2) FOR ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants for the year ended December 31, 1997. The undersigned hereby acknowledges receipt of the Notice of the 1997 Annual Meeting and related Proxy Statement and the Company's 1996 Annual Report to
Shareholders.                          Dated ___________________________ , 1997

                                       _________________________________________
                                              Stockholder's Signature(s)
                                       _________________________________________
                                               Signature if held jointly

                                       NOTE: Joint owners must each sign. Please sign your name exactly as it appears on your stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president Or other

 (PLEASE RETURN THIS SIGNED PROXY CARD IN THE ACCOMPANYING ADDRESSED ENVELOPE)